Exhibit 10.10

EMPLOYMENT AGREEMENT

(Jeffrey Berson)

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 1, 2013 (“Effective Date”), by and among QualityTech, LP, a Delaware limited partnership (the “Company”), QualityTech GP, LLC, a Delaware limited liability company and general partner of the Company (together with any successor general partner of the Company, the “General Partner”), Quality Technology Services, LLC, a Delaware limited liability company and an affiliate of the Company (“QTS LLC”) and Jeffrey Berson, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Company desires to employ Executive as its Chief Investment Officer (“CIO”) and the GP desires to appoint Executive as its CIO, and Executive desires to accept such employment and appointment, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT, TERM AND DUTIES

1.1 Employment. QTS LLC shall hereby employ Executive as the CIO of the Company, upon the terms and conditions set forth in this Agreement, and shall cause Executive to be appointed CIO of the Company for and during the Term. In addition, during the Term, Executive shall serve as the CIO of the General Partner and QTS LLC and shall report to the Chief Executive Officer of the General Partner (“GP CEO”), unless determined otherwise by the Board.

1.2 Term. The period of employment of the Executive by the Company shall, subject to earlier termination as provided in this Agreement, commence upon the date hereof or, in the event that Executive’s prior employer, UBS, exercises “Notice Period” rights under its agreement with Executive, such date as Executive is permitted to commence working for the Company without violating his agreement with UBS (the “Effective Date”) and continue thereafter for a term (the “Term”) of two (2) years. After the initial Term, the Term of this Agreement shall automatically be renewed for additional Terms of one (1) year each, unless the Company or Executive gives notice of non-renewal at least thirty (30) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3 Duties. Executive shall perform all the duties and obligations reasonably associated with the position of CIO and consistent with the Bylaws or other governing documents of the Company and the General Partner, as applicable, as in effect from time to time, subject to the supervision of the CEO of the Company, and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO (including the performance of services for any subsidiary or affiliate of the Company or the General Partner without any additional compensation). Executive shall perform the duties contemplated herein faithfully and diligently. The Company acknowledges and agrees that Executive may perform his duties hereunder from Executive’s home office.

Executive shall devote substantially all of his business time and effort to the performance of Executive’s duties hereunder and to the business affairs of the OP and the Company; provided, that in no event shall this provision prohibit Executive from (i) performing social, civic, charitable and religious activities, (ii) managing personal investments and affairs, (iii) participating in educational or professional associations, or (iv) any other activities approved by the CEO, so long as the activities set forth in clauses (i) through (iv) above do not materially and adversely interfere with Executive’s duties and obligations hereunder or to the business affairs of the Company and/or QTS.

ARTICLE 2

COMPENSATION

2.1 Salary. In consideration for Executive’s services hereunder, QTS LLC shall pay Executive an annual salary at the rate of $325,000.00 per year during each of the years of the Term (“Base Pay”), payable in accordance with QTS LLC’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Pay shall be reviewed by the Compensation Committee of the Company (the “Compensation Committee”), no less frequently than annually. The amount of the Base Pay may be increased (but not decreased) as determined by the Compensation Committee of the Company unless the reduction is the part of a broader action related to senior executive salaries. Executive will have the opportunity to earn a bonus to be paid in accordance with QTS LLC’s regular bonus payment schedule. Executive is eligible for a target bonus equal to 50% of his Base Pay based upon his performance and the performance of the Company (“Target Bonus”). Target Bonus shall not be prorated for the calendar year 2013.

2.2 Equity Award: Executive will receive an equity award under the Company’s new LTIP program, which has not yet been finalized (“Equity Awards”). The Equity Awards shall be subject to the terms of the Company’s new LTIP program (or successor plan) (“Equity Plan”). The Equity Awards will be comprised of an initial grant valued at $650,000. The initial grant shall be made on the earlier of: (i) the date on which the Company completes it initial public offering, and (ii) on the three (3) month anniversary of the Effective Date based upon an agreed upon valuation of the Company’s equity at that time (the “Initial Award Date”). The Equity Awards will be subject to a four (4)-year vesting schedule and will become 100% vested upon the occurrence of a Change of Control as defined in the Equity Plan. Additional equity awards may be made in accordance with QTS’ policies and as deemed appropriate by the Compensation Committee provided that Executive shall be targeted for additional annual Equity Awards which each having a target value equal to 100% of his then-current Base Pay.

ARTICLE 3

EXECUTIVE BENEFITS

3.1 Vacation. Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the general policies of QTS LLC or the Company applicable generally to other senior executives of the Company, the General Partner and QTS LLC.

3.2 Employee Benefits. Executive shall receive all group insurance and retirement plan benefits and any other benefits on the same basis as are available to other senior executives of the Company, the General Partner and QTS LLC under the personnel policies in effect from time to time. Executive shall receive all other such fringe benefits as the Company, the General Partner and QTS LLC may offer to other senior executives under personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

3.3 Reimbursement for Expenses. Executive shall be reimbursed for all documented reasonable expenses incurred by Executive in the performance of his duties set forth in Section 1.3 or otherwise in furtherance of the business of the Company, the General Partner or QTS LLC in accordance with the reimbursement policies in effect from time to time. In addition, the Company shall reimburse Executive for the amount of mutually agreed upon costs incurred by Executive in connection with the establishment of Executive’s home office. Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

ARTICLE 4

TERMINATION

4.1 Grounds for Termination.

4.1.1 Death or Disability. Executive’s employment shall terminate immediately in the event of Executive’s death or Disability. “Disability” means any: (i) physical disability or impairment, (ii) mental disability or impairment, (iii) illness or (iv) injury, that, in the good-faith judgment of the Board, substantially prevents Executive from performing his duties and obligations under this Agreement or participating effectively and actively in the management of QTS, the Company, and/or the OP for more than three consecutive months or for more than 90 consecutive days in any 180-day period.

4.1.2 Cause. QTS LLC shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Cause”):

(a)	Executive’s conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or any lesser criminal offense involving dishonesty or moral turpitude;

(b)	any commission by Executive of an act of dishonesty, theft, fraud, or embezzlement;

(c)	any willful act by Executive that has a significant adverse effect on the reputation of the Company, the General Partner or QTS LLC, or any of their affiliates;

(d)	the substantial failure or refusal by Executive to perform the duties of CIO or;

(e)	Executive’s material violation of the material written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of QTS LLC.

It shall be a condition precedent to QTS LLC’s right to terminate employment for Cause pursuant to subsections (c), (d) and (e) above that (i) QTS LLC shall have first given Executive written notice stating with reasonable specificity the act(s) on which such termination is premised; (b) if such act(s) is susceptible of cure or remedy, Executive shall have sixty (60) days after receipt of such notice to cure any deficiencies. For purposes of paragraph (c), no act or omission by Executive shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

4.1.3 Good Reason. Executive may terminate his employment under this Agreement by giving written notice to QTS LLC upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Good Reason”):

(a)	A material diminution in Executive’s authority, duties or responsibilities (including reporting responsibilities), or any significant adverse change in Executive’s title as CIO of the Company, the General Partner and QTS LLC, or;

(b)	A material diminution in Executive’s Base Pay, as in effect from time to time, or;

(c)	The Executive’s place of employment is moved more than fifty (50) miles from QTS LLC’s Jersey City, New Jersey location,

(d)	The failure of a successor to the assets or business of the Company, the General Partner or QTS LLC to assume the obligations of the Company, the General Partner or QTS LLC under this Agreement, or

(e)	The Company’s failure to make the initial Equity Award on the Initial Award Date.

It shall be a condition precedent to Executive’s right to terminate his employment for Good Reason that (a) he shall have first given QTS LLC written notice stating with reasonable specificity the act(s) on which such termination is premised within forty-five (45) days after Executive becomes aware of such act(s), (b) if such act(s) is susceptible of cure or remedy, it has not been cured or remedied within thirty (30) days after receipt of such notice, and Executive has terminated his employment within forty-five (45) days after so notifying QTS LLC.

4.1.4 Any Other Reason. Notwithstanding anything to the contrary herein, QTS LLC shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to QTS LLC. Any notice by Executive hereunder shall be given at least sixty (60) days in advance of such termination.

4.2 Termination Date. Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, any termination under Section 4.1 shall be effective upon receipt of notice by Executive or QTS LLC, as the case may be, of such termination or upon such other later date as may be provided herein or specified by QTS LLC or Executive in the notice (the “Termination Date”).

4.3 Effect of Termination.

4.3.1 Termination with Cause or without Good Reason. In the event that Executive’s employment is terminated by QTS LLC with Cause or by Executive without Good Reason, QTS LLC shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by applicable law. “Accrued Obligations” means the sum of (a) Executive’s Base Pay hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any accrued but unused vacation pay, and (c) any business expense reimbursements incurred by Executive as of the Termination Date and submitted for reimbursement, in each case, consistent with the policy for such reimbursements, within ten (10) days following the Termination Date.

4.3.2 Termination without Cause or with Good Reason . In the event that Executive’s employment is terminated by QTS LLC without Cause or by Executive for Good Reason:

(a)	QTS LLC shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(b)	QTS LLC shall pay to Executive, in a lump sum in cash one (1) year of Executive’s Base Pay plus the Target Bonus as in effect on the Termination Date and, in the event that the initial Equity Award has not yet been made, the sum of $650,000;

(c)	If Executive elects COBRA coverage, the Company shall reimburse Executive for his premiums for such coverage for a period of twelve (12) months;

(d)	The Company shall provide to Executive, at the Company’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year follow the Termination Date; and

(e)	All unvested equity and stock options issued to Executive shall immediately become fully vested.

The Company’s delivery of any notice under Section 1.2 of this Agreement that the Agreement will not be renewed and any subsequent termination of Executive’s employment at the expiration of such Term of the Agreement for the first four years of employment (at the end of year 2 or at the end of year 4), Executive shall be entitled to payments and benefits under this Section 4.3.2. The Company’s delivery of any notice under Section 1.2 of this Agreement that the Agreement will not be renewed and any subsequent termination of Executive’s employment at the expiration of the Term of the Agreements after the fourth year of employment shall not be considered a termination without Cause, and Executive shall not be entitled to any payments or benefits under this Section 4.3.2 under such circumstance. For purposes of clarity, Executive shall not be entitled to any payments or benefits under this Section 4.3.2 in the event that Executive provides notice of his desire not to renew the contract as provided in Section 1.2 and remains employed by the Company or General Partner either as an employee-at-will or under another contractual arrangement.

4.3.3 Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability the OP shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within thirty (30) business days after the Termination Date.

4.3.4 Waiver and Release Agreement. In consideration of the severance payments and other benefits, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to QTS LLC within thirty (30) business days after the applicable Termination Date a waiver and general release of claims in favor of the Company, the General Partner and QTS LLC, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form reasonably satisfactory to QTS LLC, that has become effective in accordance with its terms. If Executive fails to execute and deliver the Release Agreement within thirty (30) business days after the applicable Termination Date, or if Executive revokes such Release as provided therein, QTS LLC shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c), (e) or (f) of Section 4.3.2. If such severance payments and other benefits could be paid in either of two calendar years depending on the date such release is delivered to QTS LLC, such payments shall be made on the later of January 15, or the date such release is delivered and becomes non-revocable, of such later calendar year.

4.4 Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), the shares of the Company, the General Partner or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within twenty (20) business days following the end of such six (6)-month period, or, if earlier, Executive’s death, QTS LLC shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 4.4. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. The Executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred and any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirth (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of QTS LLC.

4.5 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or QTS LLC and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or QTS LLC at or subsequent to the termination date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Non-Competition. The Executive agrees that for the period during which the Executive is employed by, or serving as an officer of the Company, the General Partner or

QTS LLC or any of their direct or indirect subsidiaries (collectively, the “Quality Companies”), and for one year thereafter (the “Restricted Period”), the Executive will not, (a) directly or indirectly, engage in any business involving the development, construction, acquisition, ownership or operation of data center properties, colocation facilities and/or the provision of managed services in the application hosting industry, whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, joint venturer, director, trustee, officer, employee, consultant, advisor or independent contractor of any Person (as defined below) or (b) own any interests in any data center facilities, colocation facilities or managed service providers in the application hosting industry, in each case in the United States of America; provided, however, that this Section 1 shall not be deemed to prohibit the direct or indirect ownership by the Executive of up to five (5) percent of the outstanding equity interests of any public company. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

5.2 Non-Solicitation. The Executive agrees that for the period during which the Executive is employed by, or serving as an officer of the Quality Companies, and for one year thereafter, the Executive will not directly or indirectly (a) solicit, induce or encourage any employee (other than clerical employees) or independent contractor to terminate their employment with the Quality Companies or to cease rendering services to the Quality Companies, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, (b) solicit, recruit, induce for employment or hire (on behalf of the Executive or any other person or entity) any employee (other than clerical employees) or independent contractor who has left the employment or other service of the Quality Companies (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with the Quality Companies or (c) solicit any of the Quality Companies’ tenants to lease, purchase or otherwise occupy data center space in the United States of America or encourage any of the Quality Companies’ tenants to reduce its patronage of these entities.

5.3 Reasonable and Necessary Restrictions. The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Period set forth in Section 1, are reasonable, fair and equitable in terms of duration, scope and geographic area, as are necessary to protect the legitimate business interests of the Quality Companies, and are a material inducement to these parties to enter into this Agreement.

5.4 Specific Performance. The Executive acknowledges that the obligations undertaken by the Executive pursuant to this Agreement are unique and that the Quality Companies likely will have no adequate remedy at law if the Executive shall fail to perform any of the Executive’s obligations hereunder, and the Executive therefore confirms that the right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Quality Companies. Accordingly, in addition to any other remedies that the Quality Companies may have at law or in equity, these entities shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the Executive, and the Quality Companies shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive. The Executive hereby acknowledges and agrees that the Quality Companies shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

5.5 Miscellaneous Provisions.

5.5.1 Obligation to Maintain Confidentiality. Executive acknowledges that, by reason of Executive’s employment by QTS LLC and position with the Company and the General Partner, the Executive will have access to confidential information (collectively, “Confidential Information”) of the Quality Companies. Executive acknowledges that such Confidential Information is a valuable and unique asset of the Quality Companies and covenants that, both during and after the Term, Executive shall not disclose any Confidential Information to any person, partnership, corporation, limited liability company, or any other entity (each, a “Person”) (except as Executive’s duties as a manager, or employee of the Company and the OP require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of Confidential Information to his attorneys and advisors in connection with a dispute between Executive and a Quality Company.

5.5.2 Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any Quality Company or its providers, clients or customers that pertain to the business of any Quality Company shall be and remain the property of such Quality Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a Quality Company that is collected by the Executive shall be delivered promptly to such Quality Company without request by it upon termination of Executive’s employment for any reason. For purposes of this Section

5.5.3 “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

5.6 Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the Quality Companies. Executive hereby assigns to the applicable Quality Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such Quality Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to the Company and the OP and assist the Company and the OP or any other Quality Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable Quality Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, no Quality Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any Quality Company’s resources that does not relate to the business of any Quality Company and does not result from any work performed by Executive for any Quality Company.

5.7 Non-disparagement. Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company, the General Partner, QTS LLC or any of their affiliates, owners or their past or present employees, directors, officers or other representatives and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company, the OP or any of their affiliates, owners or their past or present employees, directors, officers or other representatives or their past or present employees, officers or other representatives.

The Company, the General Partner, QTS LLC will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Executive and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Executive. For purposes of this non-disparagement provision, the Company, the General Partner and QTS LLC are defined to mean QTS LLC’s executive team and the Board.

5.8 Cooperation. At all times during Executive’s employment and after the date of Executive’s termination of employment, Executive agrees to reasonably cooperate (if occurring after termination of employment, to the extent not interfering with Executive’s other full-time business endeavors) (i) with the Company, the General Partner and QTS LLC in the defense of any legal matter involving any matter that arose during Executive’s employment in the business of the QTS LLC and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company, the General Partner or QTS LLS. QTS LLC will reimburse Executive for reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

5.9 Reasonableness of Restrictions; Blue-Penciling. Executive has carefully read and considered the provisions of Section 5 of this Agreement, and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and reasonably required for the protection of the interests of the Company, the General Partner and QTS LLC and their businesses. If any of the provisions of Section 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. If any provision of Section 5 relating to time periods or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

5.10 Breach of Restrictive Covenants. The parties agree that a breach or violation of any provision of this Article 5 will result in immediate and irreparable injury and harm to the Company, the General Partner and QTS LLC and their business, and that the Company, the General Partner and QTS LLC and their affiliates shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, including without limitation, to address any threatened breach or violation, and to enjoin and restrain Executive and each and every person, firm, company or corporation concerned therewith, from the violation or continuance of such violation or breach. In addition thereto, Executive shall be responsible for all damages, including reasonable attorneys’ fees, sustained by the Company, the General Partner and QTS LLC and their affiliates by reason of said violation.

ARTICLE 6

GOVERNING LAW

6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF KANSAS.

ARTICLE 7

MISCELLANEOUS

7.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5 Waiver or Delay. The failure or delay on the part of the Company, the General Partner, QTS LLC or any Quality Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law. The Company, the General Partner and QTS LLC may assign this Agreement to any affiliate or successor. The Company, the General Partner and QTS LLC shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the General Partner and QTS LLC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company, the General Partner or QTS LLC would be required to perform if no such succession had taken place.

The Company, the General Partner, QTS LLC and any of thier affiliates or successors shall be jointly and severally responsible for the Company’s obligations hereunder.

7.7 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Jeffrey Berson Address on file with the Company

With a copy to:	Mintz & Gold LLP 470 Park Avenue South, 10th Floor North New York, NY 10016 Attn: Steven W. Gold, Esq.

To the Company, the General Partner or QTS LLC:	c/o QualityTech GP, LLC 12851 Foster Street, Suite 205 Overland Park, Kansas 66213 Attention: General Counsel Facsimile: (913) 814-7766

7.9 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.10 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.11 Counsel. Executive has been advised by the Company, the General Partner and QTS LLC that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

7.12 Withholding of Compensation. Executive hereby agrees that the Company, the General Partner and QTS LLC may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by QTS LLC under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.13 Executive Representation. Executive acknowledges that by entering into or complying with any provision of this Agreement he is not breaching or acting in contravention of any other agreement or commitment he has to any other firm, corporation, partnership, organization, person or any other individual or entity.

7.14 D&O Insurance. The Company, the General Partner and/or QTS LLC will maintain directors’ and officers’ liability insurance during the Term and for a period of not less than six (6) years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the date of this Agreement. During the Term and for a period of not less than six (6) years thereafter, Executive shall receive the same benefits provided to any of the Company’s officers and directors under any additional D&O insurance or similar policy, any indemnification agreement, Company policies or the articles of organization or bylaws of the Company or the General Partner as in effect as of the date hereof, provided, however, that in the event that the benefits provided to any of the Company’s officers and directors under any of the foregoing documents or policies are enlarged after the date hereof, Executive shall receive such enlarged benefits.

7.15 Legal Fees. QTS LLC shall reimburse Executive for reasonable legal fees incurred by Executive in connection with the negotiation, preparation and execution of this Agreement up to $10,000.

7.16 Arbitration. Any dispute or controversy arising under or in connection with this Agreement other than a dispute pursuant to Section 5, shall be settled exclusively by arbitration in the State of Kansas by three arbitrators in accordance with Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, QTS LLC and Executive each hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the State of Kansas, (ii) any of the courts of the State of Kansa, or (iii) any other court having jurisdiction. QTS LLC and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. QTS LlC and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. QTS LLC and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.15; provided, however, that the party that substantially prevails in an arbitration shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys’ fees and costs, incurred by such prevailing party in connection with the arbitration. Notwithstanding any provision in this Section 7.15, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

QualityTech, LP

By: QualityTech GP, LLC,
Its sole general partner

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

GENERAL PARTNER
QualityTech GP, LLC

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

QTS LLC
Quality Technology Services, LLC

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

EXECUTIVE

/s/ Jeffrey Berson
Jeffrey Berson